Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS Results

For the fourth quarter and full year of 2022

SANTA ANA, Calif., Feb. 9, 2023 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the fourth quarter ended Dec. 31, 2022.

Current Quarter Highlights

•	Earnings per diluted share of 52 cents, or $1.35 per share excluding 83 cents of net investment losses
•	Total revenue of $1.7 billion, down 29 percent compared with last year
-	Excluding net investment losses of $114 million, total revenue was $1.8 billion, down 24 percent compared with last year
-	Commercial title revenues down 34 percent to $251 million
•	Net investment losses of $114 million compared with $7 million net investment gains last year
-	$79 million due to the sale of fixed-income securities in connection with the company’s tax planning efforts
-	$46 million due to unrealized losses recognized in our venture portfolio
•	Title Insurance and Services segment investment income of $132 million, up 169 percent compared with last year
•	Title Insurance and Services segment pretax margin of 7.1 percent
-	10.4 percent excluding net investment losses
•	Home warranty pretax margin of 13.9 percent
-	18.4 percent excluding net investment losses
•	Debt-to-capital ratio of 30.0 percent, or 22.9 percent excluding accumulated other comprehensive loss of $868 million and secured financings payable of $366 million
•	Cash flow from operations of $246 million compared with $344 million last year
•	Repurchased 687,850 shares for a total of $34 million at an average price of $49.47
•	In February, repaid $250 million senior unsecured notes upon maturity from cash on hand

Full Year 2022 Highlights

•	Earnings per diluted share of $2.45, or $6.09 per share excluding $3.64 per share of net investment losses
•	Total revenue of $7.6 billion, down 18 percent compared with last year
-	Excluding net investment losses of $516 million, total revenue was $8.1 billion, down 8 percent compared with last year
-	Commercial title revenues up 2 percent to a record $1.0 billion
•	Title Insurance and Services segment pretax margin of 10.0 percent
-	11.8 percent excluding net investment losses
•	Home warranty pretax margin of 10.7 percent
-	13.4 percent excluding net investment losses
•	Cash flow from operations $0.8 billion compared with a record $1.2 billion last year
•	Repurchased 7.5 million shares for a total of $441 million at an average price of $58.65
•	Raised the common stock dividend by 2 percent to an annual rate of $2.08 per share
•	Named to the Fortune 100 Best Companies to Work For® list for the seventh consecutive year

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Total revenue	$1,685	$2,373	$7,605	$9,221
Income before taxes	$58	$333	$326	$1,642

Net income	$54	$260	$263	$1,241
Net income per diluted share	$0.52	$2.33	$2.45	$11.14

Total revenue for the fourth quarter of 2022 was $1.7 billion, down 29 percent compared with the fourth quarter of 2021. Net income in the current quarter was $54 million, or 52 cents per diluted share, compared with net income of $260 million, or $2.33 per diluted share, in the fourth quarter of 2021. Net investment losses in the current quarter were $114 million, or 83 cents per diluted share, compared with net investment gains of $7 million, or 5 cents per diluted share, in the fourth quarter of last year. The net investment losses in the current quarter were primarily due to the sale of fixed-income securities in connection with the company’s tax planning efforts and unrealized losses in our venture portfolio. The tax rate this quarter was 6.9 percent, however, excluding $114 million in net investment losses the tax rate was 18.0 percent.

Total revenue for the full year of 2022 was $7.6 billion, down 18 percent compared with the prior year. Net income was $263 million, or $2.45 per diluted share, compared with net income of $1.2 billion, or $11.14 per diluted share, in 2021. Net investment losses were $516 million, or $3.64 per diluted share, compared with net investment gains of $436 million, or $2.98 per diluted share last year.

“The on-going, cyclical decline in the real estate market adversely impacted our fourth quarter results,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “However, our expense management efforts and continued growth in investment income helped mitigate the impact of the challenging business environment. For the full year of 2022, we delivered a title segment pretax margin of 10.0 percent, or 11.8 percent excluding net investment losses.

“Although current market conditions remain difficult, we are seeing early indications of stabilization in the purchase market and we believe the company is well positioned to emerge even stronger when the current down cycle ends. Our strong balance sheet allows us to continue to invest in strategic initiatives and pursue acquisitions to deliver long-term growth, as well as return capital to shareholders. In 2022, we returned $658 million to our shareholders through share repurchases and dividends.

“I want to thank our employees for all their hard work and accomplishments in 2022 and for their dedication as we navigated through the sharp downturn in the real estate market. It is their professionalism, talent and customer focus that drives our company’s continued success.”

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	December 31,
	2022	2021
Total revenues	$1,614	$2,267

Income before taxes	$114	$369
Pretax margin	7.1%	16.3%

Title open orders(1)	153,100	263,500
Title closed orders(1)	125,300	239,300

U.S. Commercial
Total revenues	$251	$377
Open orders	24,300	33,400
Closed orders	18,200	23,500
Average revenue per order	$13,800	$16,100
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the fourth quarter were $1.6 billion, down 29 percent compared with the same quarter of 2021. Direct premiums and escrow fees declined 36 percent compared with the fourth quarter of 2021, driven by a 48 percent decline in the number of direct title orders closed that was partly offset by a 20 percent increase in the average revenue per direct title order closed. The average revenue per direct title order increased to $4,020, primarily attributable to a shift in the mix to higher premium commercial from lower premium refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, declined 25 percent in the current quarter as compared with last year.

Information and other revenues were $241 million during the quarter, down $81 million, or 25 percent compared with the same quarter of last year. Excluding the impact of recent acquisitions, information and other revenues declined by $101 million, or 31 percent. This decline was the result of lower transaction levels across several business units driven by the decline in residential mortgage originations including the company’s data and property information products, and post-close services.

Investment income was $132 million in the fourth quarter, up $83 million from the same quarter last year. The increase was primarily due to rising interest rates, which drove higher interest income from the company’s investment portfolio, escrow balances and tax-deferred property exchange balances. Net investment losses totaled $60 million in the current quarter, compared with net investment gains of $26 million in the fourth quarter of 2021. Net investment losses this quarter were primarily due to losses on the sale of fixed-income securities in connection with the company’s tax planning efforts, while last year’s gains were primarily due to the change in the fair value of equity securities.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

Personnel costs were $522 million in the fourth quarter, down $90 million, or 15 percent, compared with the same quarter of 2021. Excluding the impact of recent acquisitions, personnel costs declined by $132 million, primarily due to lower incentive compensation, salary expense and overtime costs. Severance expense was $17 million in the fourth quarter.

Other operating expenses were $250 million in the fourth quarter, a decrease of $87 million, or 26 percent, compared with the fourth quarter of 2021. Excluding the impact of recent acquisitions, other operating expenses declined by $100 million, primarily attributable to lower production expense across several business units due to lower transaction volumes and reduced discretionary expense.

The provision for policy losses and other claims was $52 million in the fourth quarter, or 4.0 percent of title premiums and escrow fees, in line with the 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $42 million in the fourth quarter, up $3 million, or 8 percent, compared with the same period last year, due to higher amortization of software.

Pretax income for the Title Insurance and Services segment was $114 million in the fourth quarter, compared with $369 million in the fourth quarter of 2021. Pretax margin was 7.1 percent in the current quarter, compared with 16.3 percent last year. Excluding the impact of net investment losses, the pretax margin was 10.4 percent this year, compared with 15.3 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	December 31,
	2022	2021
Total revenues	$113	$120

Income before taxes	$16	$11
Pretax margin	14.2%	9.2%

Total revenues for the Specialty Insurance segment were $113 million in the fourth quarter of 2022, a decline of 6 percent compared with the fourth quarter of 2021. The segment posted pretax income of $16 million this quarter, compared with $11 million last year.

Home warranty total revenues were $108 million this quarter, up 4 percent compared with last year. The claim loss rate was 47.2 percent in the fourth quarter, compared with 52.0 percent last year, driven in part by continued lower claim frequency. Home warranty’s pretax margin was 13.9 percent this quarter, compared with 16.3 percent last year. Excluding the impact of net investment losses and gains, pretax margin was 18.4 percent this quarter, compared with 14.7 percent last year.

The property and casualty business is in the final stages of its wind-down and its financial results are no longer material to the segment.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

Teleconference/Webcast

First American’s fourth-quarter 2022 results will be discussed in more detail on Thursday, Feb. 9, 2023, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 23, 2023, by dialing 201-612-7415 and using the conference ID 13735364. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.6 billion in 2022, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2022, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the seventh consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified personnel; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; changes in the composition of deposits at the company’s federal savings bank subsidiary and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Total revenues	$1,685	$2,373	$7,605	$9,221

Income before income taxes	$58	$333	$326	$1,642
Income tax expense	4	72	61	393
Net income	54	261	265	1,249
Less: Net income attributable to noncontrolling interests	-	1	2	8
Net income attributable to the Company	$54	$260	$263	$1,241

Net income per share attributable to stockholders:
Basic	$0.52	$2.35	$2.46	$11.18
Diluted	$0.52	$2.33	$2.45	$11.14

Cash dividends declared per share	$0.52	$0.51	$2.06	$1.94

Weighted average common shares outstanding:
Basic	104.6	110.8	107.0	111.0
Diluted	104.9	111.4	107.3	111.4

Selected Title Insurance Segment Information
Title orders opened(1)	153,100	263,500	895,500	1,275,000
Title orders closed(1)	125,300	239,300	695,900	1,050,700
Paid title claims	$36	$47	$177	$154

(1) U.S. direct title insurance orders only.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	December 31,	December 31,
	2022	2021
Cash and cash equivalents	$1,224	$1,228
Investments	8,987	10,596
Goodwill and other intangible assets, net	1,992	1,806
Total assets	14,955	16,451
Reserve for claim losses	1,325	1,284
Notes and contracts payable	1,646	1,648
Total stockholders’ equity	$4,665	$5,767

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Specialty	Corporate
December 31, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$656	$548	$108	$—
Agent premiums	753	753	—	—
Information and other	249	241	9	(1)
Net investment income	141	132	2	7
Net investment losses	(114)	(60)	(6)	(48)
	1,685	1,614	113	(42)
Expenses
Personnel costs	550	522	20	8
Premiums retained by agents	599	599	—	—
Other operating expenses	279	250	21	8
Provision for policy losses and other claims	106	52	54	—
Depreciation and amortization	43	42	1	—
Premium taxes	20	19	1	—
Interest	30	16	—	14
	1,627	1,500	97	30
Income (loss) before income taxes	$58	$114	$16	$(72)

Three Months Ended		Title	Specialty	Corporate
December 31, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$974	$862	$112	$—
Agent premiums	1,008	1,008	—	—
Information and other	325	322	3	—
Net investment income	59	49	1	9
Net investment gains (losses)	7	26	4	(23)
	2,373	2,267	120	(14)
Expenses
Personnel costs	642	612	21	9
Premiums retained by agents	803	803	—	—
Other operating expenses	364	337	18	9
Provision for policy losses and other claims	143	75	68	—
Depreciation and amortization	40	39	1	—
Premium taxes	28	27	1	—
Interest	20	5	—	15
	2,040	1,898	109	33
Income (loss) before income taxes	$333	$369	$11	$(47)

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Segment Information
(in millions, unaudited)

Year Ended		Title	Specialty	Corporate
December 31, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$3,085	$2,663	$422	$—
Agent premiums	3,548	3,548	—	—
Information and other	1,148	1,127	22	(1)
Net investment income	340	359	6	(25)
Net investment losses	(516)	(150)	(13)	(353)
	7,605	7,547	437	(379)
Expenses
Personnel costs	2,340	2,273	81	(14)
Premiums retained by agents	2,830	2,830	—	—
Other operating expenses	1,272	1,155	82	35
Provision for policy losses and other claims	486	248	238	—
Depreciation and amortization	167	162	5	—
Premium taxes	91	87	4	—
Interest	93	34	—	59
	7,279	6,789	410	80
Income (loss) before income taxes	$326	$758	$27	$(459)

Year Ended		Title	Specialty	Corporate
December 31, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$3,598	$3,100	$498	$—
Agent premiums	3,757	3,757	—	—
Information and other	1,215	1,203	13	(1)
Net investment income	215	188	7	20
Net investment gains	436	72	23	341
	9,221	8,320	541	360
Expenses
Personnel costs	2,350	2,235	90	25
Premiums retained by agents	2,987	2,987	—	—
Other operating expenses	1,323	1,198	89	36
Provision for policy losses and other claims	589	275	314	—
Depreciation and amortization	158	152	6	—
Premium taxes	100	94	6	—
Interest	72	21	—	51
	7,579	6,962	505	112
Income before income taxes	$1,642	$1,358	$36	$248

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Investment Gains and Losses ("NIG(L)")
(in millions, except margin and per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Consolidated
Total revenues	$1,685	$2,373	$7,605	$9,221
Less: NIG(L)	(114)	7	(516)	436
Total revenues excluding NIG(L)	$1,799	$2,366	$8,121	$8,785

Pretax income	$58	$333	$326	$1,642
Less: NIG(L)	(114)	7	(516)	436
Pretax income excluding NIG(L)	$172	$326	$842	$1,206

Pretax margin	3.4%	14.0%	4.3%	17.8%
Less: Pretax margin impact of NIG(L)	(6.2)%	0.2%	(6.1)%	4.1%
Pretax margin excluding NIG(L)	9.6%	13.8%	10.4%	13.7%

Earnings per diluted share (EPS)	$0.52	$2.33	$2.45	$11.14
Less: EPS impact of NIG(L)	(0.83)	0.05	(3.64)	2.98
EPS excluding NIG(L)	$1.35	$2.28	$6.09	$8.16

Title Insurance and Services Segment
Total revenues	$1,614	$2,267	$7,547	$8,320
Less: NIG(L)	(60)	26	(150)	72
Total revenues excluding NIG(L)	$1,674	$2,241	$7,697	$8,248

Pretax income	$114	$369	$758	$1,358
Less: NIG(L)	(60)	26	(150)	72
Pretax income excluding NIG(L)	$174	$343	$908	$1,286

Pretax margin	7.1%	16.3%	10.0%	16.3%
Less: Pretax margin impact of NIG(L)	(3.3)%	1.0%	(1.8)%	0.7%
Pretax margin excluding NIG(L)	10.4%	15.3%	11.8%	15.6%

Specialty Insurance Segment
Total revenues	$113	$120	$437	$541
Less: NIG(L)	(6)	4	(13)	23
Total revenues excluding NIG(L)	$119	$116	$450	$518

Pretax income	$16	$11	$27	$36
Less: NIG(L)	(6)	4	(13)	23
Pretax income excluding NIG(L)	$22	$7	$40	$13

Pretax margin	14.2%	9.2%	6.2%	6.7%
Less: Pretax margin impact of NIG(L)	(4.3)%	3.2%	(2.7)%	4.2%
Pretax margin excluding NIG(L)	18.5%	6.0%	8.9%	2.5%

Totals may not sum due to rounding.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Total revenues	$1,614	$2,267	$7,547	$8,320
Less: Net investment (losses) gains	(60)	26	(150)	72
Net investment income	132	49	359	188
Premiums retained by agents	599	803	2,830	2,987
Net operating revenues	$943	$1,389	$4,508	$5,073

Personnel and other operating expenses	$772	$949	$3,428	$3,433
Ratio (% net operating revenues)	81.9%	68.3%	76.0%	67.7%
Ratio (% total revenues)	47.8%	41.9%	45.4%	41.3%

Change in net operating revenues	$(446)		$(565)
Change in personnel and other operating expenses	(177)		(5)
Success Ratio(1)	40%		1%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Results for the Fourth Quarter and Full Year of 2022

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q422	Q322	Q222	Q122	Q421
Open Orders per Day
Purchase	1,168	1,685	2,094	2,098	1,849
Refinance	363	517	663	1,061	1,342
Refinance as % of residential orders	24%	23%	24%	34%	42%
Commercial	391	482	557	572	539
Default and other	546	538	705	769	520
Total open orders per day	2,469	3,222	4,019	4,500	4,250

Closed Orders per Day
Purchase	1,081	1,371	1,667	1,391	1,687
Refinance	337	463	648	938	1,299
Refinance as % of residential orders	24%	25%	28%	40%	44%
Commercial	293	322	343	295	379
Default and other	310	351	546	684	495
Total closed orders per day	2,021	2,508	3,203	3,308	3,860

Average Revenue per Order (ARPO)(2)
Purchase	$3,292	$3,365	$3,441	$3,252	$3,031
Refinance	1,245	1,228	1,321	1,333	1,254
Commercial	13,780	12,614	13,195	13,243	16,070
Default and other	332	329	309	207	120

Total ARPO	$4,020	$3,734	$3,523	$2,969	$3,339

Business Days	62	64	64	62	62

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.

Totals may not sum due to rounding.

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